UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012 (December 11, 2012)

GREENHUNTER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33893	20-4864036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Texan Trail GRAPEVINE, TEXAS	76051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 410-1044

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 11, 2012, GreenHunter Energy, Inc., a Delaware corporation (the “Company”), entered into an “at the market” sales agreement (the “Sales Agreement”) with MLV & Co. LLC (“MLV”), pursuant to which the Company intends to sell shares of its 10.0% Series C Cumulative Preferred Stock, par value $0.001 per share (liquidation preference $25.00 per share) (the “Series C Preferred Stock”), from time to time. The Series C Preferred Stock will be offered and sold pursuant to a prospectus filed with the Securities and Exchange Commission in connection with the Company’s registration statement on Form S-3 (File No. 333-183292), which became effective on December 7, 2012. The Company’s Series C Preferred Stock trades on the NYSE MKT under the symbol “GRH.PRC”.

Under the Sales Agreement, subject to the terms of applicable notices requesting the sale of shares of the Company’s Series C Preferred Stock by MLV to the public, the Company may sell shares of its Series C Preferred Stock by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), including without limitation sales made directly on or through the NYSE MKT, on any other existing trading market for the shares or to or through a market maker other than on an exchange, or by any other method permitted by law including in negotiated transactions at market prices prevailing at the time of sale. MLV will facilitate all sales from us to the public using commercially reasonable efforts consistent with its normal sales and trading practices on mutually agreed upon terms between MLV and the Company.

Each time the Company wishes to issue and sell shares of Series C Preferred Stock, the Company will notify MLV of the proposed terms of the sale. Subject to the terms and conditions of the Sales Agreement, including agreement by MLV of the terms of the sale, MLV will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell all of the designated shares of Series C Preferred Stock. The Company may instruct MLV not to sell shares of Series C Preferred Stock if the sales cannot be effected at or above the price designated by the Company in any such instruction. MLV will not be obligated to attempt to sell shares if the market price is below the designated price. The Company or MLV may suspend the offering of shares of Series C Preferred Stock at any time. MLV is not obligated to purchase any shares of the Company’s Series C Preferred Stock.

Under the Sales Agreement, the Company is to pay to MLV, in cash, upon each sale of shares of Series C Preferred Stock pursuant to the Sales Agreement, up to 6% of the gross proceeds per share from each sale. The remaining sales proceeds, after deducting any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal the Company’s net proceeds for the sale of the shares. The Company is also required to pay up to $25,000 of the expenses of MLV incident to the performance of its obligations under the Sales Agreement.

Settlement for sales of Series C Preferred Stock will occur on the third trading day (i.e., a day on which the Series C Preferred Stock is traded on the NYSE MKT) following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We have agreed to provide indemnification to MLV, its partners, members, directors, officers, employees, agents, and each person who controls MLV within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, and contribution to MLV, in each case with respect to certain civil liabilities, including liabilities under the Securities Act.

The foregoing description of the Sales Agreement is qualified in its entirety by reference to the full text thereof, a copy of which has been filed as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	At the Market Issuance Sales Agreement, dated December 11, 2012 between GreenHunter Energy, Inc. and MLV & Co. LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENHUNTER ENERGY, INC.

Date: December 11, 2012	By:	/s/ Morgan F. Johnston
	Name:	Morgan F. Johnston
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

1.1	At the Market Issuance Sales Agreement, dated December 11, 2012, between GreenHunter Energy, Inc. and MLV & Co. LLC